                                  EXHIBIT 4(a)

                             FORM OF ANNUITY POLICY

--------------------------------------------------------------------------------

                             POLICY NUMBER: ZADM0002
                                INSURED: ZADM0006
--------------------------------------------------------------------------------


                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                LANSING, MICHIGAN

      ADMINISTRATIVE OFFICE: 6201 POWERS FERRY ROAD, N.W. ATLANTA, GA 30339

             MAILING ADDRESS: P.O. BOX 105662 ATLANTA, GA 30348-5662

If you have any questions or complaints about this policy, you may call us toll free at 1-800-905-1959.

We are pleased to issue this policy to you.

We agree to pay the proceeds as described in this policy, subject to its provisions.

PLEASE READ THIS POLICY CAREFULLY, SINCE IT IS A LEGAL CONTRACT BETWEEN YOU AND US.

THE DOLLAR AMOUNTS OF ACCUMULATION BENEFITS AND VALUES OF THIS POLICY PROVIDED BY THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE PORTFOLIO OF THE FUND IN WHICH YOUR ELECTED SUB-ACCOUNTS ARE INVESTED, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM AMOUNT OF POLICY VALUE IS GUARANTEED, EXCEPT FOR ANY AMOUNTS IN THE FIXED ACCOUNT.

REGARDING THE FIXED ACCOUNT, AMOUNTS TRANSFERRED, WITHDRAWN OR SURRENDERED UNDER THIS POLICY FROM A GUARANTEE PERIOD WHOSE SPECIFIED DURATION IS GREATER THAN ONE YEAR, MAY INCREASE OR DECREASE IN ACCORDANCE WITH A MARKET VALUE ADJUSTMENT DURING THE GUARANTEE PERIOD TERM SPECIFIED, SUBJECT TO THE MINIMUM VALUES DEFINED IN THIS POLICY.

TEN DAY RIGHT TO EXAMINE POLICY

YOU HAVE TEN DAYS AFTER YOU RECEIVE THIS POLICY TO DECIDE IF IT MEETS YOUR NEEDS. IF IT DOES NOT, YOU MAY RETURN IT TO OUR ADMINISTRATIVE OFFICE OR TO THE AGENT FROM WHOM YOU BOUGHT IT. WE SHALL CANCEL THE POLICY AND PROMPTLY REFUND THE POLICY VALUE, INCLUDING ANY FEES AND OR CHARGES THAT WERE DEDUCTED FROM THAT POLICY VALUE, LESS ANY PARTIAL WITHDRAWALS. THE POLICY WILL BE VOID FROM THE BEGINNING.

      /s/                                                 /s/

      SECRETARY                                           PRESIDENT


                   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
        FLEXIBLE PREMIUMS AS STATED IN THE ADDITIONAL PREMIUMS PROVISION.
        ACCUMULATION BENEFITS AND VALUES ARE VARIABLE, EXCEPT FOR AMOUNTS
         IN THE FIXED ACCOUNT. GUARANTEE PERIODS UNDER THE FIXED ACCOUNT
                   MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT
         AFTER THE ANNUITY DATE OR MATURITY DATE, PAYMENT OPTIONS ARE ON
   A GUARANTEED BASIS. DEATH BENEFIT PAYABLE UPON DEATH OF THE LAST SURVIVING
               ANNUITANT BEFORE THE ANNUITY DATE OR MATURITY DATE.
                  NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS
20242                                                                     PAGE 1

                      TABLE OF CONTENTS

POLICY DETAILS                                                        3

DEFINITIONS                                                           4

PAYMENT OF PROCEEDS
         Proceeds                                                     4
         Proceeds On Annuity Date                                     4
         Proceeds On Maturity Date                                    5
         Proceeds On Surrender                                        5
         Proceeds On Death Of The Last Surviving Annuitant Before
           Annuity Date Or Maturity Date (The Death Benefit)          5
         Proceeds On Death Of Any Owner Before or After Annuity Date
           Or Before Maturity Date                                    5
         Interest On Proceeds                                         6
         Conformity With Laws                                         6

PREMIUMS
         Initial Premium                                              6
         Additional Premiums                                          6
         Net Premium                                                  7
         Net Premium Allocation Among Sub-Accounts And
           Fixed Account                                              7

THE VARIABLE ACCOUNT
         Variable Account                                             7
         Sub-Accounts                                                 7
         Variable Account Value                                       8
         Units                                                        8
         Unit Value                                                   8
         Net Investment Factor                                        8
         Reserved Rights                                              9
         Change in Investment Policy                                  9
         Valuation Periods and Valuation Days                         9

THE FIXED ACCOUNT
         Fixed Account                                                10
         Market Value Adjustment                                      11
         Fixed Account Value                                          12

TRANSFERS
         Transfer Privilege                                           13
         Restrictions on Transfers From Fixed Account                 13
         Transfer Processing Fee                                      13

POLICY VALUES
         Policy Value                                                 13
         Cash Surrender Value                                         13
         Partial Withdrawals                                          14
         Surrender Charge                                             14
         Waiver of Surrender Charge                                   15

                                                                      Page 2

         Policy Administration Charge                                 15
         Annuity Date                                                 16
         Termination                                                  16
         Basis of Values                                              16

PAYMENT OF BENEFITS, PARTIAL WITHDRAWALS,
   CASH SURRENDERS & TRANSFERS - POSTPONEMENT                         16

GENERAL PROVISIONS
         Contract                                                     17
         Incontestability                                             17
         Owner                                                        17
         Beneficiary                                                  17
         Written Notice                                               18
         Misstatement of Age                                          18
         Periodic Reports                                             18
         Assignment                                                   18
         Our Consent                                                  19
         Policy Date                                                  19
         Effective Date                                               19
         Currency                                                     19
         Place of Payment                                             19
         Modification                                                 19
         Nonparticipation                                             19

PAYMENT OPTIONS
         Election of Payment Options                                  20
         Payment Dates                                                20
         Age and Survival of Payee                                    20
         Death of Payee                                               20
         Table of Payments on Basis of $1,000 Net Proceeds            21


                                                                         Page 2A

                                 POLICY DETAILS


                          POLICY NUMBER    ZADM0002

                              ANNUITANT    ZADM0006

                                    AGE    ZADM0010

                            POLICY DATE    ZADM0005

                         EFFECTIVE DATE    ZADM0004

                           ANNUITY DATE

                           MATURITY DATE    ZADM0768

                                   OWNER    ZADM0007

                         INITIAL PREMIUM    ZADM2005

                ANNUALIZED MORTALITY AND
                          EXPENSE CHARGE    1.25%

                ANNUALIZED RATE OF DAILY
                      ADMINISTRATIVE FEE    0.15%

            ANNUAL ADMINISTRATION CHARGE    $30.00*



* If the policy value on the policy anniversary is $35,000 or more, we will waive the policy administration charge for the prior policy year.

                                   DEFINITIONS
--------------------------------------------------------------------------------

"You" and "your" means the owner(s) of the policy.

"We", "our" and "us" means Canada Life Insurance Company of America.

"Written notice" is defined in the "WRITTEN NOTICE" provision.

"Annuitant" means any natural person whose life is used to determine the duration of any payments made under a payment option involving life contingencies.

"Annuity Date" means the date when the policy value will be applied under Payment Option 1, unless you have elected to receive a lump sum payment of the cash surrender value. The Annuity Date is shown in the Policy Details unless later changed.

"Maturity Date" means the first day of the month after the last surviving annuitant's 100th birthday or any earlier date required by law.



                               PAYMENT OF PROCEEDS
--------------------------------------------------------------------------------

PROCEEDS

Proceeds means the amount we will pay when the first of the following occurs:

       1.   the policy reaches the annuity date; or
       2.   the policy reaches the maturity date; or
       3.   the policy is surrendered; or
       4.   when we receive due proof of death of the annuitant or any owner.

We will pay any proceeds in a single sum that may be payable due to death before the annuity date or maturity date, unless an election is made for a payment option. See "Election of Options". This policy ends when we pay the proceeds.

"Due proof of death" is proof of death that is satisfactory to us. Such proof may consist of: 1) a certified copy of the death certificate; and/or 2) a certified copy of the decree of a court of competent jurisdiction as to the finding of death.

We will deduct any applicable premium tax from the proceeds described below, unless we already deducted the tax from the premiums when paid. See the "Net Premium" provision.

PROCEEDS ON ANNUITY DATE

If you have elected to receive the proceeds under Payment Option 1, no surrender charges will be assessed. If proceeds are to be paid in a lump sum, we will pay the cash surrender value as described in the "Cash Surrender Value" provision.

PROCEEDS ON MATURITY DATE

The proceeds we will pay is the policy value.

PROCEEDS ON SURRENDER

If you surrender this policy before the annuity date or the maturity date, the proceeds we will pay is the cash surrender value. No death benefit is payable if the policy is surrendered before the last surviving annuitant's death or any owner's death.

PROCEEDS ON DEATH OF THE LAST SURVIVING ANNUITANT BEFORE ANNUITY DATE OR MATURITY DATE (THE DEATH BENEFIT)

If we receive due proof of death of the last surviving annuitant before the annuity date or maturity date, (such "due proof"), the proceeds we will pay to the beneficiary is the death benefit. The death benefit is the greater of:

         1. the premiums paid, less a) any partial withdrawals, including applicable surrender charges; and b) any incurred taxes; or
         2. the policy value on the date we receive due proof of the last surviving annuitant's death; or
         3. the highest anniversary value immediately preceding the date of death. The highest anniversary value is equal to the greatest anniversary value attained from the following: As of the date of receipt of due proof of death, the Company will calculate an anniversary value for each policy anniversary prior to the deceased's attained age 81. The anniversary value is equal to the policy value on a policy anniversary, increased by the dollar amount of any premium payment made since that anniversary and reduced by the dollar amount of any partial surrenders since that anniversary.

If on the date the policy was issued, any annuitant was attained age 81 or more, then the death benefit is the policy value.


PROCEEDS ON DEATH OF ANY OWNER BEFORE OR AFTER THE ANNUITY DATE OR BEFORE THE MATURITY DATE

If you are not the annuitant and we receive due proof of your death before the annuity date or maturity date, we will pay the beneficiary the policy value as of the date we receive due proof of your death. If you are the annuitant and we receive due proof of your death before the annuity date or maturity date, we will pay the beneficiary the death benefit described in "Proceeds on Death of the Last Surviving Annuitant Before Annuity Date or Maturity Date". If you die before the annuity date or maturity date, Federal tax law requires the policy value be distributed within five years after the date of your death regardless of whether or not you are an annuitant, unless your spouse is the designated beneficiary, in which case the policy may be continued with your surviving spouse as the new owner.

Your "designated beneficiary" is designated by you as a beneficiary and to whom the benefits of the policy pass by reason of your death.

If you die on or after the annuity date or before the maturity date, any remaining payments must be distributed at least as rapidly under the payment option in effect on the date of your death.

The distribution requirements described above will be considered satisfied as to any portion of the proceeds:

         1.       payable to or for the benefit of a designated beneficiary; and
         2. which is distributed over the life (or period not exceeding the life expectancy) of that beneficiary, provided that the beneficiary is a natural person and such distributions begin within one year of your death.

If you are not a natural person, the annuitant as determined in accordance with
Section 72(s) of the Internal Revenue Code will be treated as owner for purposes of these distribution requirements, and any change in the annuitant will be treated as the death of the owner except that surrender charges will apply.

INTEREST ON PROCEEDS

We will pay interest on proceeds if we do not pay the proceeds in a single sum or begin paying the proceeds under a payment option:

         1.       within 30 days after the proceeds become payable; or
         2. within the time required by the applicable jurisdiction, if less than 30 days.

This interest will accrue from the date the proceeds become payable to the date of payment, but not for more than one year, at an annual rate of 3%, or the rate and time required by law, if greater.

CONFORMITY WITH LAWS

To the extent this policy conflicts with any applicable laws or the requirements of the Internal Revenue Service concerning distributions on death, this policy shall be considered to be amended to conform.


                                    PREMIUMS

INITIAL PREMIUM

The initial premium is shown in the Policy Details and is payable on or before the effective date.

ADDITIONAL PREMIUMS

You may make additional premium payments at any time during any annuitant's lifetime and before the annuity date or maturity date. The amount of additional premium payments may vary, but is subject to these rules:

         1. the minimum additional premium that we will accept is $1,000. However, we will accept premium payments under a pre-authorized check agreement with a minimum premium payment of $100 per month ($50 per month if an Individual Retirement Annuity); and

         2. our prior approval is required before we will accept an additional premium which together with the total of other premiums paid would exceed $1,000,000.

A confirmation statement will be issued to you for financial transactions.

NET PREMIUM

The net premium is the premium paid less any premium tax, if applicable.

NET PREMIUM ALLOCATION AMONG SUB-ACCOUNTS AND FIXED ACCOUNT

You elected in your application how you wanted your initial net premium to be allocated among the sub-accounts and Guarantee Periods under the Fixed Account. Any additional net premiums will be allocated in the same manner unless at the time of payment we have received your written notice to the contrary. The total allocation must equal 100%.



                              THE VARIABLE ACCOUNT

VARIABLE ACCOUNT

We established the Canada Life Insurance Company of America Variable Annuity Account 2 (called "the Variable Account") as a separate investment account on October 30, 1992, under Michigan law. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Variable Account is also subject to the laws of the State of Michigan.

Although we own the assets in the Variable Account, these assets are held separately from our other assets and are not part of our general account. The assets in the Variable Account are used to support the operation of and provide the variable values and benefits for this policy and similar policies.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be charged with liabilities that arise from any other business that we conduct. We have the right to transfer to our general account any assets of the Variable Account which are in excess of such reserves and other liabilities.

SUB-ACCOUNTS

The Variable Account currently consists of the sub-accounts shown in the current prospectus you received. Each sub-account invests in shares of one portfolio of the Seligman Portfolios, Inc. (the "Fund") Shares of a portfolio are purchased and redeemed for a sub-account at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a portfolio will be reinvested in additional shares of that portfolio at its net asset value. The Fund prospectus you received defines the net asset value and describes the portfolios of the Fund.

The dollar amounts of accumulation values and benefits of this policy provided by the Variable Account depend on the investment performance of the portfolio of the Fund in which your elected sub-accounts are invested. We do not guarantee the investment performance of the portfolios. You bear the full investment risk for amounts applied to the elected sub-accounts.

VARIABLE ACCOUNT VALUE

The policy's Variable Account value before the annuity date or maturity date is determined by multiplying the number of units credited to this policy for each sub-account by the current unit value of these units.

UNITS

We will credit net premiums in the form of units. The number of units credited to the policy for each sub-account is determined by dividing the net premium allocated to that sub-account by the unit value for that sub-account at the end of the valuation period during which we receive the premium at our Administrative Office.

We will credit units for the initial net premium on the effective date of the policy. We will adjust the units for any transfers in or out of a sub-account, including any transfer processing fee.

We will cancel the appropriate number of units based on the unit value at the end of the valuation period in which any of the following events occur:

         1. the policy administration charge shown in the Policy Details is assessed;
         2. the date we receive and process your written notice for a partial withdrawal or surrender;
         3.       the annuity date or maturity date; or
         4. the date we receive due proof of your death or the last surviving annuitant's death.

UNIT VALUE

The unit value of each sub-account for the first valuation period is set at a fixed amount, generally $10, except the Cash Management Sub-Account which is set at $1. The unit value for each subsequent valuation period is determined by multiplying the unit value at the end of the immediately preceding valuation period by the net investment factor for the valuation period for which the value is being determined.

The unit value for a valuation period applies to each day in that period. The unit value may increase or decrease from one valuation period to the next.

NET INVESTMENT FACTOR

The net investment factor is an index that measures the investment performance of a sub-account from one valuation period to the next. Each sub-account has a net investment factor which may be greater than or less than 1.

The net investment factor for each sub-account for a valuation period equals 1 plus the rate of return earned by the relevant portfolio of the Fund adjusted for the effect of taxes charged or credited to the sub-account, the mortality and expense risk charge and the daily administration fee. The annualized rate of the daily administration fee is shown on the Policy Details.

The rate of return of the relevant portfolio is equal to the fraction obtained by dividing (a) by (b) where:

         (a) is the next investment income and net gains, realized and unrealized, credited during the current valuation period; and
         (b) is the value of the net assets of the relevant series at the end of the preceding valuation period, adjusted for the net capital transactions and dividends declared during the current valuation period.

RESERVED RIGHTS

When permitted by law, we reserve the right to:

         1.       create new variable accounts;
         2. combine variable accounts, including the Canada Life Insurance Company of America Variable Annuity Account 2;
         3. remove, combine or add sub-accounts and make the new sub-accounts available to policyowners at our discretion;
         4. add new portfolios of the Fund or of other registered investment companies
         5.       deregister the Variable Account under the Investment Company
                  Act of 1940 if registration is no longer required;
         6.       make any changes required by the Investment Company Act of
                  1940;
         7. operate the Variable Account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law; and
         8. substitute shares of another portfolio of the Fund or shares of another registered open-end investment company or any other reserved rights as detailed in the prospectus.

If a change is made, we will send you a revised prospectus and any notice required by law.

CHANGE IN INVESTMENT POLICY

The investment policy for a sub-account in the Variable Account may not be changed unless:

         1. the change is approved, if required, by the Michigan Insurance Bureau; and
         2. a statement of such approval is filed, if required, with the insurance department of the state in which this policy is delivered.

VALUATION PERIODS AND VALUATION DAYS

A valuation period for each sub-account is the period that starts at the close of business on one valuation day and ends at the close of business on the next succeeding valuation day. The close of business is when the New York Stock Exchange closes, usually at 4:00 p.m. Eastern Time.

A valuation day is each day on which valuation of the assets is required by applicable law, which currently is each day the New York Stock Exchange is open for trading.

                                THE FIXED ACCOUNT

FIXED ACCOUNT

The Fixed Account provides values and benefits based only upon the net premium payments and policy values allocated to the Fixed Account, the Guaranteed Interest Rate credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the policy. Amounts in the Fixed Account are part of our general account. The Fixed Account is not part of and does not depend on the investment performance of the Variable Account.

From time to time we will offer to credit each Guarantee Amount with interest at specific guaranteed rates for specific periods of time. These periods of time are known as Guarantee Periods. We may offer one or more Guarantee Periods of one to ten years' duration at any time but will always offer a Guarantee Period of one year. The Guarantee Periods we offer on the Date of Issue are shown in your application. The Guaranteed Interest Rates available at any time will vary with the number of years in the Guarantee Period.

Guarantee Periods begin on the date as of which a net premium payment is allocated to or a portion of the policy value is transferred to the Guarantee Period, and end on the last calendar day of the month when the number of years in the Guarantee Period elected (measured from the end of the calendar month in which the amount was allocated or transferred to the Guarantee Period) has elapsed. The last day of the Guarantee Period is the expiration date for that Guarantee Period.

Allocations of net premium payments and transfers of policy value to the Fixed Account for a Guarantee Period may have different applicable Guaranteed Interest Rates depending on the timing of such allocations or transfers. The applicable Guaranteed Interest Rate does not change during a Guarantee Period. If the allocated or transferred amount remains in the Guarantee Period until such Guarantee Period ends, its value will be equal to the amount originally allocated or transferred, multiplied, on an annually compounded basis, by its Guaranteed Interest Rate. If a Guarantee Amount is surrendered, withdrawn or transferred prior to the expiration of the Guarantee Period, the Guarantee Amount is subject to a Market Value Adjustment, as described below, the application of which may result in the payment of an amount greater or less than the Guarantee Amount at the time of the transaction.

The Guaranteed Interest Rate is the applicable effective annual rate of interest we determine that we will pay on a Guarantee Amount. The Guaranteed Interest Rate will not be less than 3%.

The Guarantee Amount during a Guarantee Period is equal to:

         1. an amount equal to that part of any net premium allocated to or policy value transferred to the Fixed Account for a designated Guarantee Period with a particular expiration date;
         2. any policy value transferred to the Fixed Account for such Guarantee Period; plus
         3.       interest at the Guaranteed Interest Rate on 1 and 2 above;
                  minus
         4. any cash surrender value withdrawn from the Fixed Account for such designated Guarantee Period, including any Market Value Adjustment; minus
         5. any amount transferred from the Fixed Account for such designated Guarantee Period, including any Market Value Adjustment; minus
         6.       any applicable premium tax charge; minus
         7. any policy administration charge deducted from the Guarantee Period; minus
         8.       any applicable surrender charges.

During the 30 day period following the expiration of a Guarantee Period (30 day window), you may transfer the Guarantee Amount from the expiring Guarantee Period to a new Guarantee Period with a new

Guaranteed Interest Rate or to a subaccount(s). A Market Value Adjustment will not apply if the Guarantee Amount from the expired Guarantee Period is surrendered, withdrawn or transferred during the 30 day window. During the 30 day window, the Guarantee Amount will accrue interest at an annual effective rate of 3% unless the Guarantee Amount remains in the Fixed Account in which case you will receive the interest rate in accordance with the Guarantee Period chosen.

Prior to the expiration date of any Guarantee Period, we will mail you a notice of the Guarantee Periods then available and their applicable Guaranteed Interest Rates. A new Guarantee Period will begin on the first business day following the expiration of the prior Guarantee Period. The Guarantee Amount of such expiring Guarantee Period will be:

         1. transferred to such new Guarantee Period you elect from those then available by sending us Written Notice prior to the end of the 30 day window; or
         2. transferred to a new Guarantee Period of the same duration as the expiring Guarantee Period if you have not made an election; or
         3. will be allocated, on your instructions, to one or more subaccount(s) and/or Guarantee Period(s).

However, a new Guarantee Period of one year will begin automatically on the first business day following the expiration of the prior Guarantee Period if:

         1. we do not receive a Written Notice from you and we are not offering a Guarantee Period of the same duration as the expiring Guarantee Period; or
         2. the duration of the expiring Guarantee Period would, if renewed, extend beyond the annuity date, if known, or maturity date.

To the extent permitted by law, we reserve the right, at any time, to offer Guarantee Periods that differ from those available when your policy was issued. We also reserve the right, at any time, to stop accepting net premium payment allocations or transfers of policy value to a particular Guarantee Period. Since the specific Guarantee Periods available may change periodically, please contact our Administrative Office to determine the Guarantee Periods currently being offered.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment applies to any surrender, withdrawal or transfer of a Guarantee Amount unless:

         1. the effective date of the surrender, withdrawal or transfer is within 30 days after the end of a Guarantee Period; or
         2. the surrender, withdrawal or transfer is from the one year Guarantee Period; or
         3. the surrender, withdrawal or transfer is to provide death, nursing home, or terminal illness benefits; or
         4.       the Guarantee Amount is applied to an annuity payment option.

The Market Value Adjustment will be applied after the deduction of any applicable policy administration charge or transfer fee, and before the deduction of any applicable surrender charge or charge for any applicable taxes on premium payments.

A Market Value Adjustment reflects the relationship between:

         1. the Guaranteed Interest Rate being applied to the Guarantee Period from which the Guarantee Amount is requested to be surrendered, withdrawn or transferred; and

         2. the current Guaranteed Interest Rate that we credit for a Guarantee Period equal in duration to the Guarantee Period from which the Guarantee Amount will be surrendered, withdrawn or transferred.

If a Guarantee Period of such equal duration is not being offered at such time, we will use the linear interpolation of the Guaranteed Interest Rates for the Guarantee Periods closest in duration that are available.

Generally, if the Guaranteed Interest Rate for the selected Guarantee Period is lower than the Guaranteed Interest Rate currently being offered for new Guarantee Periods of equal duration, as of the date that the Market Value Adjustment is applied, then the application of the Market Value Adjustment will result in a reduction in the Guarantee Amount then surrendered, withdrawn or transferred. Conversely, if the Guaranteed Interest Rate for the selected Guarantee Period is higher than the Guaranteed Interest Rate currently being offered for new Guarantee Periods of equal duration, as of the date that the Market Value Adjustment is applied, then the application of the Market Value Adjustment will result in an increase in the Guarantee Amount then surrendered, withdrawn or transferred.

The Market Value Adjustment is calculated by multiplying the amount being surrendered, withdrawn or transferred, (less any applicable policy administration charge or transfer fees), by the Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as the lesser of:

     a)  [(1 + i)n/12  /  (1 + r + .005)n/12 ] - 1; or

     b)  .05

         where:

         "i" is the Guaranteed Interest Rate credited to the specific Guarantee Period;

         "r" is the Guaranteed Interest Rate that is currently being offered for a Guarantee Period of duration equal to such Guarantee Period ; and

         "n" is the number of months remaining to the expiration of such Guarantee Period.

The Market Value Adjustment, however, will never invade principal nor reduce the earnings on amounts allocated to the Fixed Account for a Guarantee Period to less than 3% a year.


FIXED ACCOUNT VALUE

This policy's Fixed Account value before the annuity date or maturity date is the sum of the Guarantee Amounts in the Guarantee Periods.

                                    TRANSFERS

TRANSFER PRIVILEGE

You may transfer all or part of an amount in the sub-account(s) to another sub-account(s) or to the Fixed Account, or transfer a part of an amount in the Fixed Account to the sub-account(s), subject to the availability of a sub-account or shares of a portfolio and subject to these general restrictions and the additional restrictions below in "Restrictions on Transfers from Fixed Account":

         1.       the minimum transfer amount is $250;
         2. a transfer request that would reduce the amount in that sub-account or the Fixed Account below $500 will be treated as a transfer request for the entire amount in that sub-account or the Fixed Account; and
         3. transfers from the Fixed Account except from the one year Guarantee Period may be subject to a Market Value Adjustment.

RESTRICTIONS ON TRANSFERS FROM THE FIXED ACCOUNT

You may transfer an amount from a Guarantee Period under the Fixed Account subject to these additional restrictions:

         1. transfers from a Guarantee Period other than the one year Guarantee Period may be subject to a Market Value Adjustment.
         2. transfers from one Guarantee Period to another are prohibited other than within the 30 day window.

TRANSFER PROCESSING FEE

There is no limit to the number of transfers that you can make between sub-accounts or to the Fixed Account. The first twelve transfers during each policy year are free. We may assess a $25 processing fee for each additional transfer. For the purposes of assessing the fee, each written notice of transfer is considered to be one transfer, regardless of the number of sub-accounts or the Guarantee Periods effected by the transfer. The processing fee will be charged proportionately to the receiving sub-account(s) and/or Guarantee Periods.

                                  POLICY VALUES

POLICY VALUE

The policy value is the sum of the Variable Account value and the Fixed Account value.

CASH SURRENDER VALUE

The cash surrender value is the policy value less: a) any applicable surrender charge; and b) the policy administration charge. The cash surrender value will be determined on the date we receive and file your written notice for surrender and this policy at our Administrative Office.

You may surrender this policy for its cash surrender value at any time before the death of the last surviving annuitant, the annuity date or the maturity date. You may elect to have the cash surrender value paid in a single sum or under a payment option. This policy ends when we pay the cash surrender value. You may avoid a surrender charge by electing to apply the policy value under Payment Option 1.

PARTIAL WITHDRAWALS

You may withdraw part of the cash surrender value at any time before the death of the last surviving annuitant, the annuity date or the maturity date subject to these limits:

         1.       the minimum partial withdrawal is $250;
         2. the maximum partial withdrawal is the amount that would leave a cash surrender value of $5,000;
         3. a partial withdrawal request which would reduce the amount in a sub-account or a Guarantee Period under the Fixed Account below $500 will be treated as a request for a full withdrawal of the amount in that subaccount or Guarantee Period; and
         4. a partial withdrawal request for an amount exceeding $10,000 must be accompanied by a guarantee of the owner's signature by a commercial bank, trust company or a savings and loan.

On the date we receive and process your written notice for a partial withdrawal at our Administrative Office, we will withdraw the amount of the partial withdrawal from the policy value and we will then deduct any applicable surrender charge from the remaining policy value.

You may specify the amount to be withdrawn from certain sub-accounts or Guarantee Periods under the Fixed Account. If you do not provide this information to us, we will withdraw proportionately from the sub-accounts and Guarantee Periods under the Fixed Account in which you are invested. If you do provide this information to us, but the amount in the designated sub-accounts and Guarantee Periods is inadequate to comply with your withdrawal request, we will first withdraw from the specified sub-accounts and Guarantee Periods. The remaining balance will be withdrawn proportionately from the other sub-accounts and Guarantee Periods in which you are invested.


SURRENDER CHARGE

For the purposes of determining if any surrender charge applies and the amount of such charge, partial withdrawals and surrenders are taken according to these rules from policy value attributable to premiums or investment earnings in the following order:

                                                                                              Surrender Charge
                                                                                              ----------------
1.  Up to 100% of positive investment earnings for each variable sub-account available
    at the time the request is made, once a policy year; plus                                       None
2.  Up to 100% of the current policy year's interest on the Fixed Account at the time
    the request for the withdrawal or surrender is made, once a policy year; plus                   None
3.  Up to 10% of total  premiums  still subject to a surrender  charge,  once a policy
    year; plus                                                                                      None
4.  Up to 100% of those premiums not subject to a surrender  charge,  available at any
    time; plus                                                                                      None
5.  Premium subject to a surrender charge:

               Policy Years Since Premiums Were Paid:
               --------------------------------------
               Less than 1                                                                            6%
               At least 1, but less than 2                                                            6%
               At least 2, but less than 3                                                            5%
               At least 3, but less than 4                                                            5%
               At least 4, but less than 5                                                            4%
               At least 5, but less than 6                                                            3%
               At least 6, but less than 7                                                            2%
               At least 7                                                                            None

Any surrender charge will be deducted proportionately from the sub-account(s) and the Guarantee Periods under the Fixed Account being surrendered or partially withdrawn in relation to the amount(s) withdrawn. If the amount remaining in a sub-account or Guarantee Period after the withdrawal is insufficient to cover the proportionate surrender charge deduction, the balance of the surrender charge will be assessed proportionately from any other sub-account and the Guarantee Period in which you are invested.

 WAIVER OF SURRENDER CHARGE

When this policy has been in effect for one year, upon written notice from you, the Surrender Charge will be waived on any partial withdrawal or surrender after you provide us with evidence that satisfies us in a written statement signed by a qualified physician that:

         1.       you are terminally ill and:

                  a) your life expectancy is not more than 12 months due to the severity and nature of the illness; and
                  b) the diagnosis of the terminal illness was made after the Effective Date of this policy; or

         2. you are confined to a hospital, nursing home or long-term care facility for at least 90 consecutive days, provided:

                  a) confinement is for medically necessary reasons at the recommendation of a physician;
                  b) the hospital, nursing home or long-term care facility is licensed or otherwise recognized and operating as such by proper authority in the state where it is located, the Joint Commission on Accreditation of Hospitals or Medicare and satisfactory evidence of such status is provided to us; and
                  c) the withdrawal or surrender request is received no later than 91 days after the last day of your confinement.

This provision is not available if on the Effective Date of this policy any owner is attained age 81 or more.

POLICY ADMINISTRATION CHARGE

We will assess the policy administration charge shown in the Policy Details:

         1.       for the prior policy year on the policy anniversary; and
         2. for the current policy year on the date this policy is surrendered for its cash surrender value, unless the policy is surrendered on a policy anniversary.

If the policy value on the policy anniversary is $35,000 or more, we will waive the policy administration charge for the prior policy year.

The charge will be assessed proportionately from any sub-accounts and Guarantee Periods under the Fixed Account in which you are invested. If the charge is obtained from a sub-account(s), we will cancel the appropriate number of units from the applicable sub-account based on the unit value at the end of the valuation period when the charge is assessed. If the charge is obtained from the Fixed Account, we will reduce this policy's Fixed Account by the amount of the charge.

ANNUITY DATE

You may change the annuity date, subject to these limitations

         1. we must receive your written notice at our Administrative Office at least 30 days before the current annuity date;
         2. the requested annuity date must be a date that is at least 30 days after we receive your written request; and
         3. the requested annuity date cannot be any later than the maturity date.

TERMINATION

We may pay you the cash surrender value and end this policy if before the annuity date or maturity date all of these events simultaneously exists:

         1.       you have not paid any premiums for at least two years; and
         2.       the policy value is less than $2,000; and
         3. the total premiums paid, less any partial withdrawals, is less than $2,000.

We will mail you a notice of our intention to terminate this policy at least six months in advance. This policy will automatically terminate on the date specified in the notice, unless we receive an additional premium before the termination date specified in the notice. The additional premium must be at least the minimum amount specified in the Additional Premiums provision.

BASIS OF VALUES

Any paid up annuity cash surrender or death benefits that may be available are at least equal to the minimum required by law in the state in which this policy is delivered. A detailed statement of the method used to compute the minimum values has been filed, where required, with the insurance officials of the jurisdiction in which this policy is delivered.


           PAYMENT OF BENEFITS, PARTIAL WITHDRAWALS, CASH SURRENDERS &
                            TRANSFERS - POSTPONEMENT

We will usually pay any proceeds, partial withdrawals, or cash surrenders within seven calendar days after:

         1. we receive and process your written notice for a partial withdrawal or a cash surrender; or
         2.       the date chosen for any systematic withdrawal; or
         3. we receive due proof of your death or the death of the last surviving annuitant.

However, we can postpone the payment of proceeds, amounts withdrawn, cash surrender value or the transfer of amounts between sub-accounts if:

         1. the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the exchange is restricted as determined by the Securities and Exchange Commission (SEC); or
         2. the SEC permits by an order the postponement for the protection of policyowners; or
         3. the SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable.

We have the right to defer payment of any partial withdrawal, cash surrender, or transfer from the Fixed Account for up to six months from the date we receive your written notice for a withdrawal, surrender or transfer.



                               GENERAL PROVISIONS

CONTRACT

We have issued this policy in consideration of your application and your payment of the initial premium. The entire contract is made up of this policy and the attached copy of the application. The statements made in the application are deemed representations and not warranties. We cannot use any statement in defense to a claim or to void this policy unless it is contained in the application and a copy of the application is attached to the policy at issue.

Only our President, Secretary or Actuary may modify this policy or waive any of our rights or requirements.

Any change in this policy must be in writing. The change must bear the signature or a reproduction of the signature of one or more of the above officers.

INCONTESTABILITY

We will not contest this policy after it has been in force during any annuitant's lifetime for two years from the date of issue of this policy.

OWNER

During any annuitant's lifetime and before the earlier of the annuity date or maturity date, you have all the rights and privileges granted by this policy. If you appoint an irrevocable beneficiary, then your rights will be subject to those of that beneficiary.

During any annuitant's lifetime and before the earlier of the annuity date or maturity date, you may name a new owner, joint owner or annuitant by giving us written notice.

BENEFICIARY

We will pay the beneficiary any proceeds payable on your death or the death of the last surviving annuitant. During any annuitant's lifetime and before the earlier of the annuity date or maturity date, you may name and change one or more beneficiaries by giving us written notice. However, we will require written notice from any irrevocable beneficiary specifying their consent to the change.

We will pay the proceeds under the beneficiary appointment in effect at the date of death. If you have not designated otherwise in your appointment, the proceeds will be paid to the surviving beneficiary(ies) equally. If no beneficiary is living when the last surviving annuitant dies, or if none has been appointed, the proceeds will be paid to you. If no beneficiary is living when you die, any proceeds will be paid to your estate.

WRITTEN NOTICE

Written notice must be signed by you, dated, and of a form and content acceptable to us. Your written notice will not be effective until we receive and file it at our Administrative Office. However, the change provided in your written notice to name or change the owner or beneficiary will then be effective as of the date you signed the written notice:

         1. subject to any payments made or other action we take before we receive and file your written notice; and
         2. whether or not the last surviving owner or annuitant are alive when we receive and file your written notice.

MISSTATEMENT OF AGE

If the age of any annuitant has been misstated, we will pay the amount which the proceeds would have purchased at the correct age.

If we make an overpayment because of an error in age, the overpayment plus interest at 3% compounded annually will be a debt against the policy. If the debt is not repaid, future payments will be reduced accordingly.

If we make an underpayment because of an error in age, any unpaid payments will be recalculated at the correct age and future payments will be adjusted. The underpayment with interest at 3% compounded annually will be paid in a single sum.

PERIODIC REPORTS

We will mail you a report showing the following items:

         1. the number of units credited to this policy and the dollar value of those units;
         2.       the policy value;
         3. any premiums paid, withdrawals and charges made since the last report; and
         4.       any information required by law.

The information in the report will be as of a date not more than two months before the date of the mailing. We will mail the report to you:

         1.       at least annually or more often as required by law; and
         2.       to your last address known to us.

ASSIGNMENT

You may assign a nonqualified policy or an interest in it at any time before the earlier of the annuity date or maturity date during any annuitant's lifetime. An assignment must be in written notice acceptable to us. It will not be binding on us until we receive and file it at our Administrative Office. We are not responsible for the validity of any assignment. Your rights and the rights of any beneficiary will be affected by an assignment.

An assignment of a nonqualified policy may result in tax consequences for you.

OUR CONSENT

If our consent is required, it must be given in writing. It must bear the signature, or a reproduction of the signature, of our President, Secretary or Actuary.

POLICY DATE

Policy years, months and anniversaries are measured from the policy date shown in the Policy Details.

EFFECTIVE DATE

The effective date is the date this policy goes into effect and your initial premium is invested.

CURRENCY

All amounts payable under this policy will be paid in United States currency.

PLACE OF PAYMENT

All amounts payable by us will be payable at our Administrative Office.

MODIFICATION

Upon notice to you, we may modify the policy, but only if such modification:

         1. is necessary to make the policy or the Variable Account comply with any law or regulation issued by a governmental agency to which we are subject; or
         2. is necessary to assure continued qualification of the policy under the Internal Revenue Code or other federal or state laws relating to retirement annuities or variable annuity policies; or
         3. is necessary to reflect a change in the operation of the Variable Accounts; or 4. provides additional variable account and/or fixed accumulation options.

In event of such modification, we may make appropriate endorsement to the policy.

NON-PARTICIPATION

This policy is not eligible for dividends and will not participate in our divisible surplus.

                                 PAYMENT OPTIONS

The term "payee" means a person who is entitled to receive payment under this section.

ELECTION OF PAYMENT OPTIONS

You may elect a payment option or revoke or change your election while any annuitant is living and before the annuity date or maturity date. If an election is not in effect at your death or the last surviving annuitant's death, whichever applies, or if payment is to be made in a lump sum under an existing payment option, the beneficiary may elect one of the payment options. This election must be made within one year after the last surviving annuitant's death and before any payment has been made.

An election of a payment option and any revocation or change must be made in a written notice. It must be filed with our Administrative Office with the written consent of any irrevocable beneficiary.

A payment option may not be elected and we will pay the proceeds in a lump sum if either of the following conditions exist:

         1. the amount to be applied under the payment option is less than $1,000; or
         2. any periodic payment under the election would be less than $50.

PAYMENT OPTION 1:    LIFE INCOME

We will pay the proceeds in equal amounts at the beginning of each month, during the payee's lifetime.

The amount of each payment will be determined from the Table of Payment on Basis of $1,000 Net Proceeds, using the payee's age. Age will be determined from the nearest birthday at the due date of the first payment.

PAYMENT OPTION 2:    MUTUAL AGREEMENT

We will pay the proceeds according to other terms, if those terms are mutually agreed upon.

PAYMENT DATES

The payment dates of the payment options will be calculated from the date on which the proceeds become payable.

AGE AND SURVIVAL OF PAYEE

We have the right to require proof of age of the payee(s) before making any payment. When any payment depends on the payee's survival, we will have the right, before making the payment to require satisfactory proof that the payee is alive.

DEATH OF PAYEE

At the death of the payee or the last surviving payee, any amount remaining to be paid under this section will become payable in one sum, unless specified otherwise.

                TABLE OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS


                             OPTION 1 - LIFE INCOME

AGE                         MONTHLY                         AGE                        MONTHLY

 25                           2.80                          64                          4.61
 30                           2.88                          65                          4.73
 35                           2.99                          66                          4.86
 40                           3.12                          67                          5.00
 45                           3.29                          68                          5.15
 46                           3.33                          69                          5.31
 47                           3.37                          70                          5.49
 48                           3.42                          71                          5.68
 49                           3.47                          72                          5.88
 50                           3.52                          73                          6.10
 51                           3.57                          74                          6.35
 52                           3.62                          75                          6.61
 53                           3.68                          76                          6.89
 54                           3.74                          77                          7.20
 55                           3.81                          78                          7.53
 56                           3.87                          79                          7.89
 57                           3.95                          80                          8.28
 58                           4.03                          81                          8.71
 59                           4.11                          82                          9.18
 60                           4.20                          83                          9.68
 61                           4.29                          84                         10.24
 62                           4.39                          85                         10.84
 63                           4.49

The Table is based on the following assumptions: 1983(a) Projection G, 100% female, YOP = 1995, Interest = 3%, and 3% Load. The monthly payment for ages not shown in the Table will be calculated on the same basis as these shown and will be quoted on request.

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                LANSING, MICHIGAN

      ADMINISTRATIVE OFFICE: 6201 POWERS FERRY ROAD N.W. ATLANTA, GA 30339

             MAILING ADDRESS: P.O. BOX 105662 ATLANTA, GA 30348-5662














                   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
        Flexible premiums as stated in the Additional Premiums Provision.
      Accumulation benefits and values are variable, except for amounts in the Fixed Account. Guarantee Periods under the Fixed Account may be subject to a Market Value Adjustment
        After the Annuity Date or Maturity Date, payment options are on a guaranteed basis. Death Benefit payable upon death of the last surviving annuitant before the Annuity Date or Maturity Date.
                  Nonparticipating - Not eligible for dividends